                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      AND
                 ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
                                       OF
                             HELLER FINANCIAL, INC.
                                       AT
                              $53.75 NET PER SHARE
                                       BY
                             HAWK ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                      GENERAL ELECTRIC CAPITAL CORPORATION
        ---------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2001,
                          UNLESS THE OFFER IS EXTENDED.
                             ---------------------

THIS OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 30, 2001, AMONG GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"), HAWK ACQUISITION CORP. AND HELLER FINANCIAL, INC. (THE "COMPANY"). THE OFFER IS BEING MADE FOR ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK OF THE COMPANY AND IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY OTHER SHARES THEN OWNED BY GE CAPITAL OR ITS WHOLLY-OWNED SUBSIDIARIES, CONSTITUTES AT LEAST 50% OF THE TOTAL VOTING POWER OF ALL THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14.
                            ------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS; AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

IF YOU WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU SHOULD EITHER
(1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE YOUR SIGNATURE GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) AND ANY OTHER REQUIRED DOCUMENTS TO MELLON INVESTOR SERVICES LLC (THE "DEPOSITARY") AND EITHER
(A) DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) OR (B) DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER AS SET FORTH IN SECTION 3, IN EACH CASE PRIOR TO THE EXPIRATION OF THE OFFER, OR (2) REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR YOU. IF YOU HAVE SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST CONTACT IT IF YOU DESIRE TO TENDER YOUR SHARES.

IF YOU WISH TO TENDER SHARES AND YOUR CERTIFICATES FOR THE SHARES ARE NOT IMMEDIATELY AVAILABLE OR THE PROCEDURE FOR BOOK-ENTRY TRANSFER CANNOT BE COMPLETED ON A TIMELY BASIS, OR TIME WILL NOT PERMIT ALL REQUIRED DOCUMENTS TO REACH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), YOUR TENDER MAY BE EFFECTED BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES.
                          ---------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                                 MORGAN STANLEY

AUGUST 3, 2001

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                       --------
SUMMARY TERM SHEET...................................................       i

INTRODUCTION.........................................................       1

THE OFFER............................................................       4

     1.  Terms of the Offer; Expiration Date.........................       4

     2.  Acceptance for Payment and Payment..........................       6

     3.  Procedures for Accepting the Offer and Tendering Shares.....       7

     4.  Withdrawal Rights...........................................      10

     5.  Certain Federal Income Tax Consequences.....................      11

     6.  Price Range of the Shares...................................      12

     7.  Effect of the Offer on the Market for the Class A Common
           Stock; Stock Exchange Listing; Exchange Act Registration;
           Margin Regulations........................................      12

     8.  Certain Information Concerning the Company..................      14

     9.  Information Concerning Purchaser and GE Capital.............      15

    10.  Background of the Offer; Contacts with the Company..........      16

    11.  Purpose of the Offer; Plans for the Company.................      17

    12.  Source and Amount of Funds..................................      31

    13.  Dividends and Distributions.................................      31

    14.  Certain Conditions of the Offer.............................      31

    15.  Legal Matters; Required Regulatory Approvals................      32

    16.  Fees and Expenses...........................................      35

    17.  Miscellaneous...............................................      35

SCHEDULE I

  DIRECTORS AND EXECUTIVE OFFICERS OF GE CAPITAL.....................     I-1

SCHEDULE II

  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER......................    II-1

                               SUMMARY TERM SHEET

    HAWK ACQUISITION CORP. IS OFFERING TO PURCHASE ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF HELLER FINANCIAL, INC. FOR $53.75 PER SHARE IN CASH. THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS YOU, AS A STOCKHOLDER OF HELLER, MAY HAVE ABOUT THE OFFER. WE URGE YOU TO READ THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE. ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

WHO IS OFFERING TO BUY MY SHARES?

    - Our name is Hawk Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer. We are a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware corporation and a provider of financing, asset management and insurance products and services. See "Introduction" and Section 9.

WHAT IS HAWK ACQUISITION SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO
  PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

    - We are offering to purchase all of the outstanding shares of class A common stock and class B common stock of Heller. We are offering to pay $53.75 per share of class A common stock and per share of class B common stock, net to you, in cash and without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. You should also consult your tax advisor regarding the particular tax consequences to you of tendering your shares. See "Introduction" and Sections 1 and 5.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

    - General Electric Capital Corporation, our parent company, will provide us with sufficient funds to purchase all shares tendered in the offer and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned on any financing arrangements. See Section 12.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

       - the offer is being made for all outstanding shares of class A common stock and class B common stock solely for cash,

       - our obligation to purchase your shares in the offer is not subject to any financing condition, and

       - if we complete the offer, we will acquire all remaining shares for the same cash price in the merger. See "Introduction" and Sections 1, 11 and 12.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have until at least 12:00 midnight, New York City time, on Thursday August 30, 2001 to tender your shares in the offer. Under certain circumstances, we may extend the offer. If the offer is extended, we will issue a press release announcing the extension on the first business morning following the date the offer was scheduled to expire. See
      Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    - The most significant conditions to the offer are that:

       - Heller stockholders validly tender and do not properly withdraw before the expiration date of the offer that number of shares which, together with any other shares then owned by General Electric Capital Corporation or its wholly-owned subsidiaries, constitutes at least 50% of the total voting power of all the outstanding securities of Heller entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis. Fuji America Holdings, Inc., which holds shares representing over 50% of this total voting power, has agreed with us that it will tender its shares in the offer, and if it does so, this condition will be met whether or not other stockholders tender their shares;

       - no material adverse effect on Heller has occurred prior to the expiration of the offer;

       - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated;

       - prior to the expiration of the offer either the European Commission has declared the merger compatible with the Common Market or, if the European Commission has referred the merger to the competition authority of a member state of the European Community under the EC Merger Regulation, any applicable waiting period under the competition laws of that member state has expired, lapsed or been terminated or the relevant authorities have made a decision approving or otherwise indicating their approval of the merger on terms satisfactory to General Electric Capital Corporation;

       - any necessary approvals or consents of any governmental authority have been obtained and are in full force and effect except where the failure to obtain such approvals or consents would not result in a material adverse effect on Heller or a violation of law.

    The offer is subject to a number of other terms and conditions. See
Section 14.

HOW DO I TENDER MY SHARES?

    - To tender your shares, you must completely fill out the enclosed letter of transmittal and deliver it, along with your share certificates, to the depositary prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to fully comply with its terms. See Section 3.

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

    - Provided the conditions to the offer are satisfied and we complete the offer and accept your shares for payment, you will receive a check equal to the number of shares you tendered multiplied by $53.75, subject to any required withholding for taxes, as promptly as practicable following the expiration of the offer. See Section 2.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - You may withdraw some or all of your tendered shares by delivering written or facsimile notice to the depositary prior to the expiration of the offer. Further, if we have not agreed to accept your shares for payment within 60 days after the offer commences, you can withdraw them at any time after that 60-day period, unless they previously have been accepted for payment. Once shares are accepted for payment, they cannot be withdrawn. Your right to withdraw will not apply to any subsequent offering period, if one is provided. See
      Section 4.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

    - Yes. Fuji America Holdings, Inc., a stockholder that owns all of the outstanding shares of class B common stock of Heller, has agreed to tender its shares in the offer. Fuji Holdings is a wholly-owned subsidiary of The Fuji Bank, Limited. Fuji Holdings' shares represent approximately 77% of the total voting power of Heller's outstanding voting securities as of July 23, 2001. Fuji Holdings owns a sufficient number of shares so that the tender of its shares will satisfy the minimum condition contained in the offer. See Section 11.

WHAT DOES THE BOARD OF DIRECTORS OF HELLER THINK OF THIS OFFER?

    - We are making this offer pursuant to a merger agreement among us, General Electric Capital Corporation and Heller. The Heller board of directors unanimously approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger. The board of directors of Heller has unanimously determined that the offer and the merger are advisable, fair to, and in the best interests of, Heller's stockholders.

    The Heller board of directors unanimously recommends that stockholders of Heller accept the offer and tender their shares. See "Introduction."

WHAT WILL HAPPEN TO HELLER?

    - If the offer is consummated, Hawk Acquisition Corp. thereafter will be merged with and into Heller, with Heller surviving as a subsidiary of General Electric Capital Corporation. See "Introduction" and Section 11.

IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY
  SHARES?

    - If the merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue their appraisal rights under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if for any reason the offer is completed and the merger does not take place, the number of stockholders and the number of shares of class A common stock of Heller that are still held by persons other than General Electric Capital Corporation or its affiliates may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares of class A common stock. Also, shares of class A common stock may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Heller may, if otherwise permitted to do so, cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 and Section 11.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

    - Appraisal rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, appraisal rights will be available in the merger of Hawk Acquisition Corp. and Heller. If you choose to exercise your appraisal rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on a fair and independent appraisal of the market value of your shares. This market value may be more or less than $53.75 per share. See Section 11.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

    - The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of appraisal rights is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular tax consequences of tendering your shares. See Section 5.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On July 27, 2001, the last New York Stock Exchange trading day before General Electric Capital Corporation and Heller announced that they had signed the merger agreement, the last sale price of the class A common stock reported on the New York Stock Exchange was $35.90 per share. On August 2, 2001, the last trading day before we commenced our tender offer, the last sale price of the class A common stock on the New York Stock Exchange was $52.99. We advise you to obtain a recent quotation for class A common stock of Heller before deciding whether or not to tender your shares. All outstanding shares of Heller's class B common stock is owned by Fuji Holdings and is not publicly traded. See Section 6.

WHO CAN I CALL WITH QUESTIONS?

    - You can call Innisfree M&A Incorporated at (888) 750-5834 (toll free) or
      (212) 750-5833 (banks and brokers call collect) or Morgan Stanley & Co. Incorporated at (212) 761-4962 with any questions you may have. Innisfree is acting as the information agent and Morgan Stanley is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To: All Holders of Shares of Class A Common Stock and Class B Common Stock of
    Heller Financial, Inc.:

                                  INTRODUCTION

    Hawk Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware corporation ("GE Capital"), is offering to purchase all outstanding shares of Class A common stock, par value $0.25 per share (the "Class A Common Stock"), and all outstanding shares of Class B common stock, par value $0.25 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares") of Heller Financial, Inc., a Delaware corporation ("Heller" or the "Company"), at a purchase price of $53.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding at a rate equal to the fourth lowest ordinary income tax rate applicable to unmarried individuals (from August 7, 2001 to December 31, 2001, 30.5%). Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. We will pay all fees and expenses of Mellon Investor Services LLC, as Depositary (the "Depositary"), Morgan Stanley & Co. Incorporated, as Dealer Manager (the "Dealer Manager") and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Sections 5 and 16.

    We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of July 30, 2001 (the "Merger Agreement"), by and among GE Capital, Purchaser and the Company. Following the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. In the Merger, each outstanding Share (other than Shares held by (i) the Company or any of its subsidiaries, (ii) GE Capital, Purchaser or any of GE Capital's direct or indirect wholly-owned subsidiaries and (iii) stockholders who are entitled to and have properly exercised their appraisal rights under the Delaware General Corporation Law, as amended (the "DGCL")), will be converted into the right to receive the Offer Price, or any higher price per Share paid in the Offer, without interest.

    Concurrently with the execution of the Merger Agreement, GE Capital and Purchaser entered into a Support Agreement, dated as of July 30, 2001 (the "Support Agreement"), with Fuji America Holdings, Inc., a Delaware corporation ("Fuji Holdings"). Fuji Holdings is a wholly-owned subsidiary of The Fuji Bank, Limited ("Fuji"). Fuji Holdings has represented in the Support Agreement that it has voting and dispositive control over 51,050,000 shares of Class B Common Stock. As of July 23, 2001, these shares represent approximately 52% of the outstanding Shares and approximately 77% of the total voting power of the outstanding Shares. Pursuant to the Support Agreement, Fuji Holdings has agreed, among other things, to tender all its Shares pursuant to the Offer and has agreed to vote its Shares in favor of the Merger. Fuji Holdings owns a sufficient number of Shares so that the tender of its Shares in the Offer as contemplated by the Support Agreement will satisfy the Minimum Condition (as defined below).

    The Merger Agreement and the Support Agreement are more fully described in
Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY

DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS; AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    CREDIT SUISSE FIRST BOSTON CORPORATION AND LEHMAN BROTHERS INC., THE COMPANY'S FINANCIAL ADVISORS, HAVE DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY THEIR WRITTEN OPINIONS DATED THE DATE OF THE MERGER AGREEMENT THAT AS OF SUCH DATE AND BASED ON AND SUBJECT TO CERTAIN MATTERS STATED IN THE OPINIONS, THE $53.75 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF
CLASS A COMMON STOCK OF THE COMPANY (OTHER THAN FUJI HOLDINGS AND ITS AFFILIATES) IN THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. COPIES OF THE OPINIONS OF CREDIT SUISSE FIRST BOSTON AND LEHMAN BROTHERS ARE ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED WITH THIS DOCUMENT. STOCKHOLDERS ARE ENCOURAGED TO READ THE OPINIONS CAREFULLY AND IN THEIR ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY CREDIT SUISSE FIRST BOSTON AND LEHMAN BROTHERS IN CONNECTION WITH SUCH OPINIONS.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY OTHER SHARES THEN OWNED BY GE CAPITAL OR ITS WHOLLY-OWNED SUBSIDIARIES, CONSTITUTES AT LEAST 50% OF THE TOTAL VOTING POWER OF ALL THE OUTSTANDING SECURITIES OF HELLER ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

    The Company has informed us that, as of July 23, 2001, there were
(a) 46,397,603 shares of Class A Common Stock issued and outstanding,
(b) 51,050,000 shares of Class B Common Stock issued and outstanding and
(c) 5,067,497 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding stock options. Shares of Class A Common Stock are entitled to one vote per share and shares of Class B Common Stock are entitled to three votes per share. As a result, as of such date, the determination of the number of Shares that must be validly tendered and not properly withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition will depend on the relative number of shares of Class A Common Stock and Class B Common Stock tendered. Pursuant to the Company's Amended and Restated Certificate of Incorporation, holders of shares of Class B Common Stock may convert some or all of such shares into shares of Class A Common Stock, at any time and from time to time, at a conversion ratio equal to one share of Class A Common Stock for each share of Class B Common Stock issued and outstanding. Fuji Holdings, which holds all of the issued and outstanding shares of Class B Common Stock, has agreed in the Support Agreement to tender its Shares in the Offer. Even if no Shares are tendered other than those held by Fuji Holdings, the Minimum Condition would be satisfied by the tender by Fuji Holdings of its Shares in accordance with the Support Agreement.

    Certain other conditions to the consummation of the Offer are described in
Section 14. Subject to the terms of the Merger Agreement, we expressly reserve the right to waive any one or more of the conditions to the Offer. Pursuant to the Merger Agreement, we have agreed not to waive the Minimum Condition without the consent of the Company. See Sections 14 and 15.

    Heller has advised us that, to its knowledge, all of its executive officers and directors intend to tender all Shares that they own of record or beneficially in the Offer.

    The Merger Agreement provides that, effective upon the purchase and payment by us of Shares pursuant to the Offer, we will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by us (including Shares so accepted for payment) or any of our affiliates bears to the total number of votes represented by Shares then outstanding. The Company has agreed to secure the resignations of incumbent directors in order to enable our designees to be so elected provided that until the Effective Time, at least two current directors who are not employees of the Company will remain on the Company Board and such number of the members of the Board will be independent as required by the relevant rules of the New York Stock
Exchange, Inc. See Section 11.

    The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Company's stockholders. In order to approve the Merger, Heller's Amended and Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the total voting power of all outstanding Shares. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger will be approved. Under Delaware law, if after consummation of the Offer we own at least 90% of each class of Shares then outstanding, we will be able to cause the Merger to occur without a vote of Heller's stockholders. We have agreed in the Merger Agreement that we will take all necessary action to cause all shares of Class B Common Stock we accept for payment and pay for in the Offer to be converted into shares of Class A Common Stock as promptly as practicable if, and only if, such conversion would result in our acquiring shares of Class A Common Stock representing at least 90% of the then outstanding shares of Class A Common Stock. See Section 11. If we acquire less than these amounts of Shares, a vote of Heller's stockholders or action by written consent will be required under Delaware law to approve the Merger, and a significantly longer period of time will be required to effect the Merger than if no vote were required.

    Certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger are described in Section 5.

    THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN
SECTION 14 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2001, UNLESS WE EXTEND IT.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase on or prior to the Expiration Date. We have agreed in the Merger Agreement that we will extend the Offer for up to 5 business days in each instance (or for such different period to which the Company agrees) if, at the then-scheduled expiration date of the Offer, any of the conditions to the Offer described in Section 14 has not been satisfied or waived. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, August 30, 2001, unless and until we, in accordance with the terms of the Offer, extend the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended, will expire.

    In the Merger Agreement, we have agreed that, without the prior written consent of Heller, we will not (a) seek to purchase less than all of the outstanding Shares, (b) decrease the Offer Price, (c) amend or waive satisfaction of the Minimum Condition or (d) impose additional conditions to the Offer.

    Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to: (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares in order to comply with applicable laws; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and
(c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. We acknowledge (a) that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

    The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14 of this Offer to Purchase. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If we extend the Offer, are delayed in our payment for Shares (whether before or after our acceptance of Shares for payment) or are unable to pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. Our ability to delay the payment for Shares that we have accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, unless we include a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 promulgated under the Exchange Act and pay for

Shares tendered during the Subsequent Offering Period in accordance with that rule and the terms of the Merger Agreement.

    If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change of price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION. THE MINIMUM CONDITION WILL BE SATISFIED BY THE TENDER OF FUJI HOLDINGS OF THE SHARES IT OWNS PURSUANT TO THE SUPPORT AGREEMENT.

    Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14 below. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the Commission and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of Heller, elect to (a) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered; or (b) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Notwithstanding the foregoing, pursuant to the terms of the Merger Agreement, we must extend the offer for up to 5 business days in each instance (or for such different period to which the Company shall reasonably agree) if, at the scheduled expiration of the Offer, any of the conditions to our obligation to accept for payment Shares has not been satisfied or waived. In the event that we waive any condition set forth in
Section 14, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

    We have agreed in the Merger Agreement that, if on the Expiration Date all of the conditions to the Offer have been satisfied or waived but the number of shares of Class A Common Stock validly tendered and not properly withdrawn (together with any shares of Class A Common Stock held by us and GE Capital, if any) is less than 90% of the then outstanding shares of Class A Common Stock (assuming the conversion by us of shares of Class B Common Stock to Class A Common Stock as described in Section 11 below), we will provide a Subsequent Offering Period for an aggregate period not to exceed 20 business days. Pursuant to Rule 14d-11 promulgated under the Exchange Act, we may provide a Subsequent

Offering Period following the expiration of the Offer on the Expiration Date so long as, among other things:

    - the Offer was open for a minimum of 20 business days and has expired;

    - the Offer is for all outstanding Shares;

    - we accept and promptly pay for all Shares tendered during the Offer;

    - we announce the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period;

    - we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period; and

    - we pay the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period.

    We will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release in 1999, the Commission had expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring us to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). More recently, the staff of the Commission has publicly taken the view that no such advance notice is required provided that the initial offer to purchase discloses an intent to include a Subsequent Offering Period or that the offeror has contractually agreed to do so, describes what a Subsequent Offering Period is and, in the notice contemplated by the fourth bullet point above, announces and begins the Subsequent Offering Period. In the event we are required by the Merger Agreement or otherwise elect to include a Subsequent Offering Period, we will notify stockholders of the Company consistent with the requirements of the Commission.

    A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer.

    Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price or any higher price per Share paid in the Offer, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

    Heller has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as permitted by Section 4) promptly after the later to occur of
(i) the Expiration Date and (ii) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, the satisfaction or waiver of the conditions to the

Offer set forth in Section 14. In addition, subject to applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15. For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see
Section 15.

    In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (c) any other documents that the Letter of Transmittal requires.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

    For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as, and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

    We reserve the right to transfer or assign, in whole or from time to time in part, to GE Capital, GE Capital's ultimate parent company or any direct or indirect wholly-owned subsidiary of GE Capital or GE Capital's ultimate parent company, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

    3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

    A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

GUARANTEED DELIVERY

    If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

        (a) your tender is made by or through an Eligible Institution;

        (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

        (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other document required by the Letter of Transmittal, within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

    You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

    Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold any payments made to those stockholders pursuant to the Offer at a rate equal to the fourth lowest ordinary income tax rate applicable to unmarried individuals (from August 7, 2001 to December 31, 2001, 30.5%). To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

APPOINTMENT AS PROXY

    By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Heller's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of GE Capital, Purchaser or any of their respective affiliates or assigns, if any, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

    4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after October 1, 2001.

    If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

    No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during any such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of GE Capital, Purchaser or any of their respective affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    Your receipt of cash in exchange for Shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. Upon your receipt of cash, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares that you sold or exchanged. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of the sale or exchange, you have held the Shares for more than one year.

    The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, Shares held as part of a straddle, hedge, constructive sale, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, foreign persons and investors in pass-through entities).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

    6.  PRICE RANGE OF THE SHARES.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Annual Report"), the Class A Common Stock is listed and traded on the NYSE and Chicago Stock Exchange under the symbol "HF". The shares of Class B Common Stock are not publicly traded. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock at the option of the holder of the Class B Common Stock. The following table sets forth, for the periods indicated, the reported high and low sales prices for the Class A Common Stock on the NYSE Composite Transactions Tape, all as reported in published financial sources.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ending December 31, 2001
  Third Quarter (through August 2)..........................  $  53.08   $  35.00
  Second Quarter............................................     40.00      29.00
  First Quarter.............................................     39.30      28.75

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ended December 31, 2000
  Fourth Quarter............................................  $ 32.625   $ 24.375
  Third Quarter.............................................    31.125      20.25
  Second Quarter............................................     25.00    16.9375
  First Quarter.............................................     23.50      16.50

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ended December 31, 1999
  Fourth Quarter............................................  $ 25.875   $  18.00
  Third Quarter.............................................    28.625      20.50
  Second Quarter............................................   31.9375      23.00
  First Quarter.............................................     30.75      22.50

    On July 27, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement by the Company, GE Capital and Purchaser, according to published sources the reported closing price on the NYSE Composite Transactions Tape for the Class A Common Stock was $35.90 per share. On August 2, 2001, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on the NYSE Composite Transactions Tape for the Class A Common Stock was $52.99 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
CLASS A COMMON STOCK.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE CLASS A COMMON STOCK; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

EFFECT OF THE OFFER ON THE MARKET FOR THE CLASS A COMMON STOCK

    The purchase of shares of Class A Common Stock pursuant to the Offer will reduce the number of shares of Class A Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Class A Common Stock held by the public. The purchase of shares of Class A Common Stock pursuant to the Offer also can be expected to reduce the number of holders of Class A Common Stock. We cannot predict whether the reduction in the number of shares of Class A Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Class A Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.

STOCK EXCHANGE LISTING

    According to the NYSE's published guidelines, the NYSE would consider delisting the Class A Common Stock if, among other things, the number of record holders of at least 100 shares of Class A Common Stock should fall below 1,200 and the average monthly trading volume should be less than 100,000 Shares for the most recent 12 month period, or the number of publicly held shares of Class A Common Stock (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000.

    Depending upon the number of shares of Class A Common Stock acquired pursuant to the Offer, the Class A Common Stock may no longer meet the requirements for continued listing on the NYSE or any other exchanges upon which the shares of Class A Common Stock are listed. Under the published guidelines described above, the purchase of approximately 45,421,795 shares of Class A Common Stock pursuant to the Offer may result in a delisting of the Class A Common Stock by the NYSE. According to the Company's 2000 Annual Report, there were approximately 762 holders of record of Class A Common Stock and 1 holder of record of Class B Common Stock as of February 16, 2001. If, however, as a result of the purchase of shares of Class A Common Stock pursuant to the Offer or otherwise, the Class A Common Stock no longer meets the requirements of the NYSE for continued listing and/or trading and such trading of the Class A Common Stock were discontinued, the market for the Class A Common Stock could be adversely affected.

    In the event that the Class A Common Stock were no longer listed or traded on the NYSE, it is possible that the Class A Common Stock would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Class A Common Stock remaining at such time, the interest in maintaining a market in the Class A Common Stock on the part of securities firms, the possible termination of registration of the Class A Common Stock under the Exchange Act as described below and other factors.

EXCHANGE ACT REGISTRATION

    The shares of Class B Common Stock, which are all owned by Fuji Holdings, are not currently listed on any stock exchange and are not registered under the Exchange Act. The shares of Class A Common Stock are currently registered under the Exchange Act. The purchase of the Class A Common Stock pursuant to the Offer may result in the Class A Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the Class A Common Stock may be terminated upon application by the Company to the Commission if the shares of Class A Common Stock are not listed on a "national securities exchange" and there are fewer than 300 record holders of shares of Class A Common Stock. Termination of registration of the Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder's meetings pursuant to Section 14(a), no longer applicable to the Company. However, the Company will continue to have outstanding Mandatory Enhanced Dividend Securities (which are currently registered under the Exchange Act and listed on the NYSE) and, accordingly, will continue to be subject to the reporting requirements under the Exchange Act while such securities remain outstanding. If the shares of Class A Common Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of shares of Class A Common Stock pursuant to the Offer or the proposed Merger, the Company is no longer required to maintain registration of the Class A Common Stock under the Exchange Act, we intend to cause the Company to apply for termination of such registration. See Section 11.

    If registration of the Class A Common Stock is not terminated prior to the Merger, then the Class A Common Stock will be delisted from all stock exchanges and the registration of the Class A Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

MARGIN REGULATIONS

    The shares of Class A Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Class A Common Stock for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Class A Common Stock and the number and market value of publicly held shares of Class A Common Stock, following the purchase of shares of Class A Common Stock pursuant to the Offer the shares of Class A Common Stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Class A Common Stock under the Exchange Act were terminated, the shares of Class A Common Stock would no longer constitute "margin securities."

    8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company was incorporated in the State of Delaware in November 1919. The principal executive offices of the Company are located at 500 West Monroe Street, Chicago, Illinois 60631 and its telephone number is 312-441-7000.

    According to the 2000 Annual Report, the Company is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. It delivers its services, concentrating primarily on senior secured lending, through two business segments: (1) Domestic Commercial Finance (consisting of five business units: corporate finance, real estate finance, leasing services, healthcare finance and small business finance) and
(2) International Factoring and Asset Based Finance, known as Heller International Group.

    The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available for inspection at the offices of the New York Stock Exchange, 200 Broad Street, New York, New York 10005.

    Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Heller or any of its subsidiaries or affiliates or for any failure by Heller to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    The Company has advised Purchaser and GE Capital that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth below are included in this Offer to Purchase only because this information was provided to GE Capital. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised Purchaser and GE Capital that its internal financial forecasts (upon which the projections provided to Parent and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, with respect to industry performance (including expectations with respect to the pricing environment in the financial services industry), general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by GE Capital or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of GE Capital, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

    The projections anticipate operating revenue of $1,088 million, operating expenses of $459 million, an operating profit of $629 million, income before taxes and minority interest of $474 million, net income to common of $301 million and diluted earnings per share of $3.06 for fiscal year 2001.

    None of GE Capital, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    9.  INFORMATION CONCERNING PURCHASER AND GE CAPITAL.

    GE Capital was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies. On July 2, 2001, GE Capital reincorporated and changed its domicile from New York to Delaware. All outstanding common stock of GE Capital is owned by General Electric Capital Services, Inc. ("General Electric Capital Services"), the common stock of which is in turn wholly-owned directly or indirectly by General Electric Company ("General Electric"). Purchaser was incorporated on July 27, 2001 under the laws of the State of Delaware. Purchaser is a wholly-owned subsidiary of GE Capital. Purchaser has not, and does not expect to, engage in any business other than in connection with our organization, the Offer and the proposed Merger.

    GE Capital provides a wide variety of financing, asset management, and insurance products and services which are organized into the following five key operating segments: consumer products; equipment management; mid-market financing; specialized financing; and specialty insurance. These operations are subject to a variety of regulations in their respective jurisdictions. Services of GE Capital are offered primarily in the United States, Canada, Europe and the Pacific Basin. The principal executive offices of GE Capital and Purchaser are located at 260 Long Ridge Road, Stamford, Connecticut 06927 and their telephone number is (203) 357-4000.

    The names, business addresses, citizenship, present principal occupations and employment history of each of our directors and executive officers, and that of GE Capital, are set forth in Schedules I and II of this Offer to Purchase.

    GE Capital is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning GE Capital's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition and certain other matters is required to be disclosed in annual and quarterly reports filed with the Commission. You may inspect a copy of these reports and other information at the Commission's public reference facilities in the same manner as set forth with respect to the Company in Section 8.

    Except as set forth elsewhere in this Offer to Purchase: (i) neither Purchaser, GE Capital nor, to the best of our knowledge, any of the persons listed in Schedules I and II hereto or any associate or majority-owned subsidiary of Purchaser or GE Capital or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Purchaser, GE Capital nor, to our knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Purchaser, GE Capital nor, to our knowledge, any of the persons listed in Schedules I and II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions which would require reporting under the rules and regulations of the Commission between Purchaser, GE Capital or any of their respective subsidiaries or, to our knowledge, any of the persons listed in Schedules I and II hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, GE Capital or any of their respective subsidiaries or, to the best of our knowledge, any of the persons listed in Schedules I and II hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

    10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    From time to time during the past ten years, members of GE Capital management have met with representatives of Fuji to explore and discuss the advisability of, and potential for, a business combination transaction between GE Capital and the Company. These discussions were general in nature and did not result in anything definitive. In early May 2001, members of GE Capital management had a number of discussions with GE Capital's financial and legal advisors regarding possible transaction terms should GE Capital determine to make a more specific proposal to acquire all of the outstanding voting equity interests in the Company.

    In mid-May, representatives of GE Capital approached Fuji about GE Capital's potential interest in buying Fuji's interest in Heller as part of a transaction in which GE Capital would acquire all of the outstanding Shares in a cash acquisition. Fuji informed GE Capital that they would consider such a proposal only if it represented a compelling value for all Heller stockholders and if the terms of any such transaction were satisfactory to Heller's Board and senior management.

    Following GE Capital's initial indication of interest and continuing throughout late June and July, representatives of Heller and Fuji, and Fuji and GE Capital, respectively, discussed the potential advantages of a business combination between Heller and GE Capital, and the terms on which such a combination would be effected. During these discussions, GE Capital was informed that a transaction would not be supported unless GE Capital offered a compelling price and agreed to proceed to consummate the transaction as quickly as possible, including by using a cash tender offer structure. In mid-July, GE Capital indicated its willingness to go forward on this basis, subject to confirmatory due diligence and an appropriate agreement of support from Fuji, at an indicated price of $53.75 per Share in cash for all outstanding Shares.

    Beginning in the latter half of July, senior executives of GE Capital met with senior management of Heller to conduct a due diligence investigation of Heller. During this period, which continued through late July, legal advisors to Heller and GE Capital began discussions regarding the terms of the definitive agreements that would govern the proposed business combination. Fuji's legal representatives also at this time discussed with GE Capital and its legal representatives the terms of a support agreement, pursuant to which Fuji would, among other things, agree to tender all of its shares of Class B Common Stock in the Offer and vote all of such shares in favor of the Merger, and the terms of the assignment to, and assumption by, GE Capital of all of Fuji's rights and interests under the Keep Well Agreement between Fuji and the Company. The Heller Board met on July 17, 2001 and July 20, 2001 to review the status of the negotiations with GE Capital.

    On July 26, GE Capital's Board of Directors met to consider the combination with Heller. Following the discussion, the GE Capital Board approved the proposed transaction and authorized GE Capital's management to finalize its terms.

    In the afternoon of July 26, Heller's Board of Directors met again to consider the proposed transaction and authorized the Company's management to continue negotiations to finalize the terms of the transaction and agreed to meet again on July 29.

    On July 29, Heller's Board of Directors reconvened and unanimously approved the Merger Agreement and the proposed Merger.

    The parties later executed the Merger Agreement, the Support Agreement and the Assignment and Assumption of Amended and Restated Keep Well Agreement, dated July 30, 2001 (the "Keep Well Letter Agreement"), by and among GE Capital, the Company, Fuji and The Fuji Bank Limited, New York Branch. On July 30, 2001, prior to the open of the U.S. financial markets, GE Capital and Heller jointly announced the Offer and the Merger.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

    The purpose of the Offer is to enable GE Capital to acquire control of, and the entire voting equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. GE Capital and Purchaser intend to consummate the Merger as soon as possible following the consummation of the Offer. If the Merger is completed, GE Capital intends to explore the feasibility and advisability of retiring, refinancing, repaying or otherwise restructuring the Company's remaining outstanding securities and indebtedness and, accordingly, subsequent to the completion of the Merger, GE Capital may seek to retire, refinance, repay or otherwise restructure all or some of such securities and indebtedness.

    Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under
Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of voting securities of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a short-form merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that we acquire in the aggregate at least 90% of each class of Shares then outstanding pursuant to the Offer or otherwise, then, at the election of GE Capital, a short-form merger of us with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if we do not own 90% of each class of Shares outstanding following consummation of the Offer, GE Capital could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. We have agreed in the Merger Agreement that we will take all necessary action to cause all shares of Class B Common Stock accepted for payment and paid for in the Offer to be converted into shares of Class A Common Stock as promptly as practicable on the date the shares of Class B Common Stock are accepted for purchase in the Offer and on any subsequent date before the Effective Time if, and only if, such conversion would result in our acquiring shares of Class A Common Stock representing at least 90% of the then outstanding Class A Common Stock. GE Capital presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

    Except as described above or elsewhere in this Offer to Purchase, Purchaser and GE Capital have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT FILED WITH THE COMMISSION AS EXHIBIT (d)(1) TO THE SCHEDULE TO AND IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW WILL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. THE MERGER AGREEMENT MAY BE EXAMINED, AND COPIES OBTAINED, AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. The Purchaser's obligation to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of each of the conditions of the Offer. Purchaser may not, without the Company's prior written consent, make any changes in the terms and conditions of the offer which (a) decreases the price per Share payable in the Offer, (b) reduces the number of Shares to be purchased in the Offer, (c) imposes conditions to the Offer in addition to those set forth in the Merger Agreement, or (d) waives or amends the Minimum Condition. Purchaser will extend the Offer if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment and pay for shares has not been satisfied or waived. In addition, if all of the conditions to the Offer are satisfied or waived but the number of shares of Class A Common Stock validly tendered and not withdrawn, together with the shares of Class A Common Stock held by GE Capital and Purchaser, if any, is less than ninety percent (90%) of the then-outstanding shares of Class A Common Stock (assuming the conversion by Purchaser of all shares of Class B Common Stock accepted for payment in the Offer to Class A Common Stock as provided in the next sentence), then upon the applicable expiration date of the Offer, Purchaser will provide "subsequent offering periods," for an aggregate period not to exceed twenty
(20) business days for all such extensions. Pursuant to the Merger

Agreement, Purchaser will take all necessary action to cause all shares of Class B Common Stock so accepted to be converted into shares of Class A Common Stock as promptly as practicable on the date such shares are accepted by Purchaser or on any subsequent date prior to the Effective Time if, and only if, such conversion would permit Purchaser to acquire shares of Class A Common Stock representing at least 90% of the then-outstanding Class A Common Stock.

    RECOMMENDATION. The Company has represented to Purchaser in the Merger Agreement that the Company's Board has (a) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interest of, the Company's stockholders, (b) approved the Offer and the Merger Agreement in accordance with the DGCL, and (c) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Transactions. However, such recommendation may be withdrawn, modified or amended to the extent that the Company's Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of the Company's Board's fiduciary obligations under applicable law. The Company further represented that Credit Suisse First Boston Corporation and Lehman Brothers Inc., financial advisors to the Company, delivered to the Company's Board their opinions, dated the date of the Merger Agreement, to the effect that, as of such date, the Per Share Amount to be received by holders of shares of Class A Common Stock (other than the Principal Stockholder and its affiliates) and the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger is fair to such holders from a financial point of view.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a subsidiary of GE Capital. The Company has agreed that if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company will file a Proxy Statement with the SEC under the Exchange Act, and will use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Each of the Company, GE Capital and Purchaser has agreed to use its reasonable best efforts, after consultation with the other parties to the Merger Agreement, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

    CERTIFICATE OF INCORPORATION, BY-LAWS. The Merger Agreement provides that the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. The By-laws of Purchaser, as in effect at the Effective Time, will be the By-laws of the Surviving Corporation.

    DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, and subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    CONVERSION OF SECURITIES. Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by (i) the Company or any of its subsidiaries, (ii) GE Capital, Purchaser or any of GE Capital's direct or indirect wholly-owned subsidiaries and (iii) stockholders who are entitled to and have properly exercised their dissenters' rights under the DGCL) will be converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration"), payable in cash, without interest thereon. Each share of Noncumulative Perpetual Senior Preferred Stock, Series C, par value $0.01 per share ("Series C Preferred Stock"), and Noncumulative Perpetual Senior Preferred Stock, Series D, par value $0.01 per share ("Series D Preferred Stock") will remain outstanding at and after the Effective Time and will continue to evidence an equity interest in the Surviving Corporation in accordance with the terms thereof. Each of the Company's 7% Mandatory Enhanced Dividend Securities Units (the "MEDS") will be adjusted pursuant to the terms thereof.

    OPTION PLANS. The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"):

    - all Company Stock Options will be fully vested and each holder of a Company Stock Option will be paid in full satisfaction by a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such Company Stock Option and
      (ii) the number of Shares subject to the Company Stock Option, less any income or employment tax or other Tax withholding required,

    - all Company Stock Awards will be fully vested and any performance targets will be deemed achieved in full, and each holder of a Company Stock Award will be paid in full satisfaction by a cash payment equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company Stock Award, less any income, employment or other Tax withholding required,

    - all Company Stock Units will be fully vested and will be converted into an obligation to pay cash equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company Stock Unit, less any income or employment or other Tax withholding required. The Merger Agreement also provides that the Company's Executive Deferred Compensation Plan will be amended to provide that a participant may elect within 30 days of the announcement of a definitive transaction, to change the timing and/or form of payment of his or her accounts under such plan or to have the converted value of the Company stock fund amount merged into the participant's other investment funds account under the Company's Executive Deferred Compensation Plan and treated in accordance with the terms of such plan applicable to other investment funds accounts, and

    - the Company will end the then current offering period under the Company's 1999 Employee Stock Purchase Plan prior to the Effective Time and to terminate such plan as of the Effective Time.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to GE Capital and Purchaser with respect to, among other matters, its organization and qualification, subsidiaries, capitalization, authority, required filings, consents and approvals, financial statements, public filings, liabilities, litigation, compliance with law, licenses and permits, employee benefit plans, labor matters, environmental matters, material contracts, insurance, intellectual property, opinion of financial advisor, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the Commission or any other governmental authority relating to the Offer and the Merger, taxes, condition of assets, and the absence of any material adverse effect on the Company. GE Capital and Purchaser have made customary representations and warranties to the Company with respect to, among other matters, their organization, qualifications, subsidiaries, authority, availability of funds, required filings, consents and approvals, and information to be included in the Offer Documents, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger.

    COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, and unless GE Capital otherwise agrees in writing, to: (a) conduct their operations only in the ordinary course of business consistent with past practice and (b) use reasonable best efforts, subject to the terms of the Merger Agreement, to keep available the services of their present officers, employees and consultants and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

    The Merger Agreement also contains specific covenants as to certain activities of the Company during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of GE Capital, including, among other things, actions related to amendments to the Certificate of Incorporation or the By-laws of the Company, issuances or sales of its securities, changes in capital structure, dividends and other distributions, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans and certain other material events or transactions.

    NO SOLICITATION. The Merger Agreement provides that the Company will not, directly or indirectly through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit or encourage the initiation any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being an "Acquisition Proposal") or (ii) have any discussion with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided that the Company may furnish information (but only to the extent that such information was previously provided to GE Capital prior to the execution of the Merger Agreement or is concurrently provided to GE Capital to, or enter into discussions or negotiations with, any person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consulting with and having considered the advice of independent legal counsel, determines in good faith that (x) such Acquisition Proposal would, if consummated, be reasonably likely to constitute a Superior Proposal, and
(y) failing to take such action would constitute a breach of the fiduciary obligations of the Board and (B) prior to taking such action, the Company
(x) provides reasonable notice to GE Capital (no later than 24 hours prior to taking such action) to the effect that it is taking such action and
(y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as restrictive to such person as those contained in the Confidentiality Agreement between GE Capital and the Company.

    The Merger Agreement further provides that the Company will notify GE Capital orally and in writing promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, and any modification of or amendment to any Acquisition Proposal, and any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to GE Capital will indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal and copies of any written Acquisition Proposals or amendments or supplements thereto. The Company has agreed to keep GE Capital informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request.

    The Merger Agreement further provides that the Company will immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than GE Capital) conducted with respect to any of the foregoing. The Company will also not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, other than agreements with the Company's customers and suppliers entered into in the ordinary course of business.

    Under the Merger Agreement, "Alternative Transaction" means any of (x) a transaction pursuant to which any person (or group of persons) other than GE Capital or its affiliates (a "Third Party") acquires or would acquire more than 10% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (y) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 10% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (z) any other merger, consolidation, business combination, recapitalization or similar transaction involving the Company or any significant subsidiary of the Company, other than the transactions contemplated by the Merger Agreement; provided that, following termination of the Merger Agreement, the term "Alternative Transaction" will not include any acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities.

    Under the Merger Agreement, "Superior Proposal" means any bona fide Acquisition Proposal to acquire 100% of the outstanding common stock of the Company not subject to a financing condition and not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of the Merger Agreement in violation thereof which the Board determines in its good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all relevant legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would result in an Alternative Transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the Transactions and (ii) is reasonably likely to be completed.

    COVENANTS OF PARENT. The Merger Agreement provides that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, GE Capital, unless the Company otherwise agrees in writing, will not, and will cause Purchaser not to:

    - take, or agree in writing or otherwise to take, any action intended to or that would reasonably be expected to make any of the representations or warranties of GE Capital contained in the Merger Agreement materially untrue or materially incorrect,

    - prevent GE Capital or Purchaser from performing or cause GE Capital or Purchaser not to perform their covenants in any material respect,

    - cause any condition to GE Capital's or Purchaser's obligations to consummate the Transactions set forth in the Merger Agreement not to be satisfied, or

    - prevent or materially delay consummation of the Offer and the Merger.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through the Board, will hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"), and use its reasonable best efforts to obtain adoption of the Merger Agreement by the Company's stockholders. At the Stockholders' Meeting, Parent and Purchaser will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement. However, if Purchaser acquires shares of Class A Common Stock representing at least 90% of the voting power of the then outstanding shares of the Class A Common Stock (giving effect to Purchaser's obligation to convert all shares of Class B Common Stock accepted for purchase in the Offer to shares of Class A Common Stock as contemplated by the Merger Agreement), the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, without a meeting of the stockholders of the Company.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that Purchaser, effective upon the purchase by Purchaser of Shares pursuant to the Offer, is entitled to designate a number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by Purchaser or its affiliates following such purchases bears to the total number of votes represented by Shares then outstanding. The Company will, at such time, promptly take all actions necessary to cause Purchaser's designees to be so elected, including, if necessary, seeking the resignations of incumbent directors. Pursuant to the Merger Agreement, the persons designated by Purchaser will, as nearly as practicable, constitute the same percentage as persons designated by Purchaser will constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company has agreed to use its best efforts to ensure that (x) at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company will remain members of the Board and of such boards and committees and (y) such number of members of the Board are independent as required by the relevant rules of the NYSE. Following the election or appointment of Purchaser's designees and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or the By-laws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for performance of any of the obligations or other acts of GE Capital or the Purchaser, and any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any of its subsidiaries.

    ACCESS TO INFORMATION. The Merger Agreement provides that, during the period after the execution of the Merger Agreement and prior to the Effective Time, the Company will:

    - afford to the representatives of GE Capital reasonable access, during normal business hours, to the properties, books, records and contracts and agreements of the Company and its subsidiaries,

    - furnish to GE Capital information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of the Company and its subsidiaries as GE Capital may reasonably request, and

    - make reasonably available, during normal business hours, to GE Capital the appropriate officers and employees of the Company and its subsidiaries for discussion of the Company's business, properties, prospects, assets, liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel as GE Capital may reasonably request.

    EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, GE Capital, the Purchaser and the Company have agreed to use reasonable best efforts to take, or cause to be taken, in good faith, all actions necessary to consummate the Offer and the Merger and the Transactions contemplated thereby and to satisfy all conditions precedent to its obligations under the Merger Agreement. The parties have agreed to comply with all legal requirements that may be imposed on them with respect to the Offer or the Merger and the Transactions, including information required under the HSR Act and in connection with approvals of or filings with any governmental entity. In addition, the parties have agreed to use their reasonable best efforts to cooperate with and furnish information to each other in connection with any such requirements, imposed on any of them or any of their subsidiaries in connection with the Offer or Merger. In furtherance of the foregoing, GE Capital, Purchaser and the

Company have agreed to use reasonable best efforts to make or cause to be made
(i) prior to August 10, 2001, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement, (ii) as promptly as practicable, appropriate filings with the European Commission and any other applicable Governmental Authorities, if required, in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (iii) as promptly as practicable, all other necessary filings with other Governmental Authorities relating to the Merger.

    Furthermore, GE Capital agreed to use its reasonable best efforts to resolve any antitrust concerns, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable law so as to permit the consummation of the Offer as soon as practicable.

    Each of the parties has agreed that "reasonable best efforts" will not require GE Capital to take or agree to take or agree to the Company taking any action with respect to the assets or businesses of the Company and its subsidiaries and/or assets or businesses of GE Capital or its subsidiaries that would result in a Material Adverse Effect on the Company (or the Surviving Corporation) and its subsidiaries. For the purposes of the previous sentence, the determination of the effect of any actions taken by GE Capital with respect to its assets or businesses will be measured based upon the effect of the Company (or the Surviving Corporation) and its subsidiaries if such actions were taken with respect to a comparable amount of value of assets or businesses of the Company.

    INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation will contain the indemnification provisions set forth in the Company Charter Documents, and such provisions will not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who were directors or officers of the Company at the Effective Time, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

    Following the Effective Time, the Surviving Corporation will to the fullest extent permitted under applicable law, indemnify each present and former director and officer of the Company or any of its subsidiaries against any costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in any claim, action, suit, proceeding or investigation arising out of the transactions contemplated in the Merger Agreement or any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation, any counsel retained by the Indemnified Parties must be reasonably satisfactory to the Surviving Corporation. After the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, and the Surviving Corporation will cooperate in the defense of any such matter. However, the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    The Merger Agreement further provides that the Surviving Corporation will honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements with the Company's directors and officers at or before the Effective Time, so long as these do not violate provisions of the Merger Agreement restricting agreements between the Company and its officers and directors pending the Effective Time. In addition, GE Capital will provide, or cause the Surviving Corporation to provide, the Company's current directors and officers (as defined to mean those persons insured under such policy) for a period of not less than four years after the Effective Time, with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. GE Capital and the Surviving Corporation, however, will not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case will purchase as much of such coverage as possible for such amount. The indemnification and insurance provisions will survive the consummation of the Merger at the Effective Time, and will be binding on all successors and assigns of the Surviving Corporation and will be enforceable by the persons entitled to such indemnification and insurance.

    NOTIFICATION OF CERTAIN MATTERS. GE Capital and the Company have agreed to promptly notify each other of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in the Merger Agreement to be materially untrue or inaccurate, or (b) any failure of the Company or GE Capital, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any such notice will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice; and provided further that failure to give such notice will not be treated as a breach of covenant for the purposes of subclause
(c) of clause (v) described in Section 14 of this Offer to Purchase unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

    PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that GE Capital and the Company will consult with each other and Fuji Holdings before issuing any press release or making any written public statement with respect to the Offer, the Merger or the Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld. Either party may, however, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the applicable rules and regulations of the SEC or the NYSE if it has used all reasonable efforts to consult with the other party.

    CERTAIN EMPLOYEE BENEFITS. The Merger Agreement provides that, from and after the Effective time, GE Capital will provide to the individuals who are employees of the Company and its subsidiaries as of the Effective Time compensation and employee benefits that are no less favorable in the aggregate than those in effect for substantially similar employees of GE Capital and its affiliates. Each Company employee whose employment is terminated (other than for "Proper Cause" as defined in the Company's Severance Pay Plan) during the eighteen-month period following the Effective Time will be entitled to receive severance pay in an amount not less than the amount provided under the Company's Severance Pay Plan as in effect on the date of the Merger Agreement and with rights and pursuant to terms and conditions that are no less favorable than the employee's rights under the terms and conditions of the Company's Severance Pay Plan, as amended, as in effect on the date of the Merger Agreement.

    The Merger Agreement provides further that for purposes of all employee benefit and compensation plans, programs and arrangements maintained or contributed to by GE Capital or the Surviving Corporation, in which Company Employees will be eligible to participate, GE Capital will cause each such plan, program or arrangement to treat the prior service of each Company Employee with the Company or its affiliates as service rendered to GE Capital or the Surviving Corporation for purposes of eligibility, and vesting but not for benefits accruals. From and after the Effective Time, GE Capital will waive any pre-existing conditions or limitations and eligibility waiting periods under any welfare benefit plans of GE Capital or the Surviving Corporation with respect to Company Employees and their eligible dependents and will give each Company Employee credit for the plan year in which the Effective Time (or the transition from the Company's Employee Plans to GE Capital's or the Surviving Corporation's plans) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

    Pursuant to the Merger Agreement, from and after the Effective Time, GE Capital will honor, or cause the Surviving Corporation to honor, all benefit obligations to and contractual rights of current and former employees of the Company and its subsidiaries. GE Capital will take all actions necessary to satisfy, or will cause the Surviving Corporation and its subsidiaries to satisfy, such obligations.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of GE Capital, the Purchaser and the Company to complete the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

    - the Company's stockholders will have duly approved and adopted the Merger Agreement, the Merger and the other transactions contemplated thereby if and to the extent required by the DGCL;

    - no governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by GE Capital or the Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

    - the Purchaser will have accepted for payment and paid for Shares pursuant to the Offer; provided that this condition will be deemed to be satisfied with respect to the obligation of GE Capital and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.

    TERMINATION. Pursuant to the terms of the Merger Agreement, if any Shares are accepted for payment pursuant to the Offer, neither GE Capital nor the Purchaser may terminate the Merger Agreement or abandon the Merger except as described below in clauses (a) or (b). Subject to the previous sentence, the Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time for any of the following reasons:

        (a) by mutual written consent of each of GE Capital, Purchaser and the Company, duly authorized by the Boards of Directors of GE Capital, Purchaser and the Company, notwithstanding any requisite approval and adoption of the Merger Agreement by the stockholders of the Company; or

        (b) by either GE Capital or the Company if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger on the terms contemplated by the Merger Agreement, provided that the party seeking to terminate the Merger Agreement has used its reasonable best efforts to remove or lift such injunction, order, decree or ruling; or

        (c) by either GE Capital or the Company (provided that the terminating party is not then in material breach of the Merger Agreement) if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party such that the conditions described in subclauses (a)--(c) of clause (v) of Section 14 of this Offer to Purchase would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer; or

        (d) by the Company if GE Capital or Purchaser fails to commence the Offer as provided in the Merger Agreement; or

        (e) by GE Capital or the Company if (i) the Offer expires pursuant to its terms without any Shares being purchased thereunder or (ii) GE Capital or Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement and the Offer on or before March 31, 2002. However, this right to terminate the Merger

    Agreement is not available to any party to the extent that such party's failure to comply with any provision of the Merger Agreement has resulted in the failure of any of the conditions described in Section 14 of this Offer to Purchase; or

        (f) by the Company prior to the purchase of Shares in the Offer, if
    (i) the Company Board has determined that an Acquisition Proposal constitutes a Superior Proposal in accordance with the requirements of
    Section 5.02(e) of the Merger Agreement (described below), (ii) the Company has delivered to GE Capital a written notice of the determination by the Company's Board of Directors to terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this paragraph (f) and followed the procedures required by Section 5.02(e) of the Merger Agreement, and (iii) immediately prior to such termination the Company has made payment of the full amounts required by Section 8.03(b) of the Merger Agreement and immediately after such termination the Company has entered into a definitive agreement to effect such Acquisition Proposal; or

        (g) by GE Capital, prior to the purchase of any Shares in the Offer, if
    (i) the Company Board has (A) withdrawn or modified in a manner materially adverse to GE Capital its recommendation of the Merger Agreement, the Offer or the Merger, (B) approved or recommended an Acquisition Proposal made by any person other than GE Capital or Purchaser, or (C) materially breached the provisions of Section 5.02 of the Merger Agreement, or (ii) Fuji Holdings has materially breached the tender and non-solicit provisions of the Support Agreement.

    Section 5.02(e) of the Merger Agreement provides that except with respect to the confidentiality/ standstill agreement referenced above under "NO SOLICITATION", the Company's Board of Directors will not approve or recommend or permit the Company to enter into any agreement with respect to any Acquisition Proposal made by any person other than GE Capital except as set forth in this paragraph. The Merger Agreement provides that if the Company's Board of Directors, after consultation with independent legal counsel, determines in good faith that failing to take such action would constitute a breach of the fiduciary obligations of the Board under applicable law, the Board may approve or recommend an Acquisition Proposal (or amendment or supplement thereto) or cause the Company to enter into an agreement with respect thereto but in each case only if (i) the Company provides written notice to GE Capital (a "Notice of Superior Proposal"), which notice must be received by GE Capital at least three business days (exclusive of the day of receipt by GE Capital of the Notice of Superior Proposal) prior to the time it intends to cause the Company to enter into such an agreement, advising GE Capital in writing that the Board has received an Acquisition Proposal (or amendment or supplement thereto) which it believes constitutes a Superior Proposal and which it intends to accept and, with respect to which, enter into a definitive agreement, subject to the provisions of this paragraph, providing a copy of any written offer or proposal describing the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (ii) as of the end of such three business day period referenced above, GE Capital shall have failed to notify the Company in writing that it has determined to revise the terms of the Offer and the Merger to provide that the Per Share Amount and Merger Consideration will be equal to or greater than the consideration to be paid to the Company's stockholders pursuant to the Superior Proposal, and (iii) the Company terminates the Merger Agreement in accordance with the requirements of subparagraph (f) referenced above within 48 hours after the lapse of the three-day period referenced above and immediately thereafter enters into an agreement with respect to such Superior Proposal.

    In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders, other than certain specified provisions; provided, that no party would be relieved from liability for any willful breach of the Merger Agreement or any willful misrepresentation in the Merger Agreement.

    FEES AND EXPENSES. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. The Merger Agreement further provides that in the event that (1) the Merger Agreement is terminated by GE Capital pursuant to paragraph (g) described above under "TERMINATION", and, within 12 months after such termination, the Company or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Alternative Transaction (as defined under "NO SOLICITATION" above, but substituting 50% where 10% appears in that definition), or (2) the Merger Agreement is terminated by the Company pursuant to paragraph (f) described above under "TERMINATION", then the Company will pay GE Capital a termination fee equal to $200 million. In the case of a payment as a result of any event referred to in Section 8.03(b)(i) of the Merger Agreement, payment will be made upon the first to occur of entering into such definitive agreement or consummating the Alternative Transaction referred to therein.

    The Merger Agreement also provides that the Company will pay all taxes incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Offer and the Merger (including, without limitation, transfer, stamp and documentary taxes or fees, and sales, use, gains, real property transfer and other or similar taxes or fees).

    AMENDMENT. Subject to its terms, the Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. However, after adoption of the Merger Agreement by the stockholders of the Company, no amendment may be made which by law requires approval by such stockholders without such approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

    WAIVER. Subject to the terms of the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other,
(b) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party to the Merger Agreement, or (c) waive compliance by any other party with any of the agreements or conditions therein.

SUPPORT AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE SUPPORT AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE SUPPORT AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SUPPORT AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS EXHIBIT (d) (2) TO THIS SCHEDULE TO. THE SUPPORT AGREEMENT MAY BE EXAMINED, AND COPIES OBTAINED, AS SET FORTH IN
SECTION 8 OF THIS OFFER TO PURCHASE. CAPITALIZED TERMS USED IN THE SUMMARY BELOW BUT NOT OTHERWISE DEFINED BELOW HAVE THE MEANING SET FORTH IN THE SUPPORT AGREEMENT.

    Pursuant to the Support Agreement, Fuji Holdings has agreed to tender and not withdraw its Shares pursuant to, and in accordance with, the terms of the Offer. Fuji Holdings has agreed to tender its Shares into the Offer for purchase in the Offer prior to midnight, New York City time, on the tenth business day of the Offer. Fuji Holdings has also agreed to (a) vote its Shares in favor of the Merger, (b) vote its Shares against any action that would result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, (c) vote its Shares in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and
(d) use its best efforts to cause its current designees to remain on the Company Board.

    The agreements contained in the Support Agreement may be terminated by either party to that agreement at any time after the earlier of (a) the termination or the expiration of the Offer, (b) the

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completion of the Merger, or (c) the termination of the Merger Agreement. See
The Support Agreement is included as Exhibit (d) (2) to the Schedule TO.

CONFIDENTIALITY AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF A CONFIDENTIALITY AGREEMENT, DATED JULY 19, 2001, BETWEEN GE CAPITAL AND THE COMPANY (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE CONFIDENTIALITY AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS EXHIBIT (d) (3) TO THIS SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED, AND COPIES OBTAINED, AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE. CAPITALIZED TERMS USED IN THE SUMMARY BELOW BUT NOT OTHERWISE DEFINED BELOW HAVE THE MEANINGS SET FORTH IN THE CONFIDENTIALITY AGREEMENT.

    Pursuant to the Confidentiality Agreement, GE Capital agreed:

    - to treat confidentially certain information provided to GE Capital concerning the Company and to use such information for no purpose other than to evaluate a potential negotiated transaction between GE Capital and the Company;

    - not to disclose to any person other then GE Capital's representatives or the Company's representatives (1) that such confidential information has been provided to GE Capital, (2) the existence of the Confidentiality Agreement or (3) that discussions are taking place between GE Capital and the Company concerning a possible transaction;

    - for a period of eighteen months from the date of the Confidentiality Agreement, not to, without obtaining the prior written consent of the Company, solicit to employ or employ any officers or employees of the Company or its affiliates, or encourage such person to terminate his or her employment with the Company or its affiliates, so long as such person is employed by the Company or any of its affiliates; and

    - subject to certain exceptions, for a period of two years from the date of the Confidentiality Agreement, without the prior written consent of the Company or Fuji Holdings, not to (1) acquire or offer or agree to acquire any voting securities or securities convertible into voting securities of the Company, or any asset of the Company or any of its subsidiaries,
      (2) propose to enter into any merger or business combination involving the Company or any of its subsidiaries, (3) otherwise seek to control or influence the management or policies of the Company, (4) make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving the Company or any of its securities or assets, or (5) assist, advise or encourage any other person in doing any of the foregoing.

KEEP WELL LETTER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE KEEP WELL LETTER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE KEEP WELL LETTER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE KEEP WELL LETTER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS EXHIBIT (d)(4) TO THIS SCHEDULE TO. CAPITALIZED TERMS USED IN THE SUMMARY BELOW BUT NOT OTHERWISE DEFINED BELOW HAVE THE MEANING SET FORTH IN THE KEEP WELL LETTER AGREEMENT.

    Concurrently with the execution of the Merger Agreement, Fuji and The Fuji Bank, Limited, acting by and through its New York Branch, entered into the Keep Well Letter Agreement with GE Capital and the Company. The Keep Well Letter Agreement relates to the Keep Well Agreement, between Fuji and the

Company, dated as of April 23, 1983, as amended (the "Keep Well Agreement"), a summary of which is included in Annex C to the Schedule 14D-9 and incorporated herein by reference. Pursuant to the terms of the Keep Well Letter Agreement, Fuji will, effective upon the date Purchaser accepts for payment all of the Shares tendered by Fuji Holdings in the Offer, assign to GE Capital all of its rights and interests under the Keep Well Agreement, GE Capital will assume and perform all of the obligations of Fuji under the Keep Well Agreement and GE Capital will indemnify Fuji with respect to any losses, liabilities, claims and obligations relating to or arising from the Keep Well Agreement, except to the extent such losses, liabilities, claims or obligations arise out of or result from Fuji's breach of its representations, warranties or covenants set forth in the Keep Well Letter Agreement. The Keep Well Letter Agreement terminates on the earlier to occur of (i) the termination of the Support Agreement (the terms of which are summarized in this Section 11 of the Offer to Purchase) without the purchase of any Shares thereunder and (ii) the termination of the Merger Agreement. The Company consented to this assignment and assumption of the Keep Well Agreement.

APPRAISAL RIGHTS

    Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

RULE 13E-3

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not held by us. We believe, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

    12.  SOURCE AND AMOUNT OF FUNDS.

    We estimate that the total amount of funds required to purchase all Shares pursuant to the Offer will be approximately $5,367,000,000. GE Capital will ensure that we have sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger.

    GE Capital has available to it sufficient funds to close the Offer and the Merger, and will cause us to have sufficient funds available to close the Offer and the Merger. GE Capital intends to obtain the necessary funds from the issuance of its commercial paper in the ordinary course. Such financings would be on customary terms for borrowers of such type. In the event that such financings were unavailable, GE Capital will arrange alternate financing. The Offer is not conditioned upon GE Capital's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

    13.  DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries, between the date of the Merger Agreement and the Effective Time without the prior consent of GE Capital, to declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that (x) a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent and other subsidiaries of the Company may declare and pay dividends in the ordinary course consistent with past practice and (y) the Company may declare and pay prior to the Effective Time (1) quarterly cash dividends of up to $0.10 per Share consistent with past practice and (2) cash dividends on the NW Preferred Stock, the Series C Preferred Stock and the
Series D Preferred Stock (each as defined in the Merger Agreement) pursuant to the terms thereof.

    14.  CERTAIN CONDITIONS OF THE OFFER.

    For the purposes of this Section 14, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares, and may extend, terminate or amend the Offer as to any Shares not then paid for, if:
(i) any applicable waiting period under the HSR Act, has not expired or been terminated; (ii) (a) the European Commission has not prior to the expiration of the Offer issued a decision pursuant to Article 6(1)(b) or Article 8(2) of the EC Merger Regulation declaring the transactions contemplated in the Offer compatible with the Common Market and (b) in the event that a request under
Article 9(2) of the EC Merger Regulation has been made and the European Commission has referred the transactions or any aspect of the transactions contemplated in the Offer to a competent authority under Article 9(3) of the EC Merger Regulation, all waiting periods applicable under the competition laws of the member state to which the transactions contemplated in the Offer have been referred have not expired, lapsed or been terminated prior to the expiration of the Offer, and, where required, the relevant authorities have not prior to the expiration of the Offer made a decision approving or otherwise indicating their approval of the transactions contemplated in the Offer in terms satisfactory to GE Capital; (iii) any approval or consent of any Governmental Authority, including without limitation, any Regulatory Approval, which is necessary for the Transactions to be consummated in accordance with the terms of the Merger Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect, and any waiting period the failure of which to have expired, would, upon the purchase of the Shares pursuant to the Offer, either (A) individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation or (B) result in any violation of law, has not been obtained or is not in full force and effect or has not expired; (iv) the Minimum

Condition has not been satisfied; or (v) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist:

        (a) any Material Adverse Effect on the Company has occurred;

        (b) the representations and warranties of the Company in the Merger Agreement other than in Section 3.03(a) thereof, are not true and correct, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect on the Company or the representation and warranties of the Company in Section 3.03(a) of the Merger Agreement are not true and correct in all material respects;

        (c) the Company has failed to perform, in all material respects, its material obligations or to comply, in all material respects, with its material agreements or covenants to be performed or complied with by it under the Merger Agreement including, without limitation, those provided for in Section 6.03 of the Merger Agreement, provided that no governmental or third party consent shall be required to be obtained as a condition to the Offer except as expressly set forth under clauses (i) to (iii) above;

        (d) the Merger Agreement has been terminated in accordance with its terms;

        (e) the Purchaser and the Company have agreed that the Purchaser will terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

        (f) a Governmental Authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by GE Capital or the Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

    The foregoing conditions, other than the Minimum Condition, are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in our sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See Section 1.

    15.  LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based upon our review of publicly available filings by the Company with the Commission and other information regarding the Company, we are not aware of (i) any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) in the Offer, or (ii) any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to our acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries). Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' business, or that certain parts of the Company's or GE Capital's or any of their respective subsidiaries' business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

    STATE TAKEOVER LAWS. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or that have substantial assets, securityholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer, we believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeover Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Except as described herein, we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we may be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act, and the rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is, and the proposed Merger may be, subject to these requirements. Purchaser intends to file a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

    Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain information and documentary material concerning the Offer with the FTC and Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or we receive a Request for Additional Information and Documentary Material from the Antitrust Division or the FTC prior to that time. If either the FTC or the Antitrust Division were to issue a Request for Additional Information and Documentary Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of our substantial compliance with that request. Thereafter, the waiting period could be extended only by court order or with our consent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make those filings nor the issuance to the Company by the FTC or the Antitrust Division of a Request for Additional Information and Documentary Material will extend the waiting period with respect to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions, such as our acquisition of Shares in the Offer and the proposed Merger. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws that either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or GE Capital or any of their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

    FOREIGN APPROVALS. The Offer and the proposed Merger also are subject to notification to, and approval by, the Commission (the "European Commission") of the European Communities under Council Regulation No. 4064/89 of December 21, 1989, as amended, on the control of concentrations. On receipt of a complete notification, the European Commission will have approximately one calendar month in which to assess whether the Offer and the proposed Merger will create or strengthen a dominant position as a result of which competition would be impeded in the European common market or in a substantial part of it. At the end of the initial one month review period, the European Commission must either clear the Offer and the proposed Merger or, where it has "serious doubts" as to the compatibility of the Offer and the proposed Merger with the European common market, open an in-depth second phase investigation, which may last for a further period of approximately four months. The initial one month review period may be extended to approximately six weeks if the notifying party offers commitments designed to address any competition concerns identified by the European Commission, or if a member state of the European Union requests the transaction be referred for investigation by its own domestic competition authority in circumstances where the transaction impacts on a distinct national market. During the review process, conditions may be imposed on, or commitments required to be given by, the notifying party. Other than in exceptional circumstances, the Purchaser and GE Capital may not exercise the voting rights attached to the Shares until the European Commission has issued a clearance decision.

    State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the Offer or the Merger or to impose conditions on the Offer or the Merger.

    GE Capital and the Company each conduct operations in a number of foreign jurisdictions other than the U.S. and the European Union and filings will have to be made with certian foreign governments under their respective pre-merger notification statutes. Where necessary, the parties intend to make such filings.

    OTHER REGULATORY MATTERS. Applications or notifications are required to be filed with various U.S. federal and state authorities as well as self-regulatory organizations in connection with changes in control

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of certain of Heller's subsidiaries, including finance companies, insurance companies and broker-dealers. These authorities may be empowered to investigate or disapprove a change in control of a regulated entity under the circumstances and based upon the criteria set forth in the applicable laws and regulations. In addition to obtaining approvals or giving notices of change in control in various states, GE Capital may be required to file applications for additional licenses in certain states where the Company is currently exempt from licensing requirements by virtue of the Company's status as a non-bank subsidiary of a bank holding company.

    In addition, GE Capital and the Company conduct operations in a number of other countries where certain regulatory filings or approvals will be required in connection with the consummation of the merger.

    16.  FEES AND EXPENSES.

    Morgan Stanley & Co. Incorporated is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to GE Capital in connection with the proposed acquisition of, or a business combination with, the Company. GE Capital has agreed to pay Morgan Stanley customary compensation for such services. GE Capital has also agreed to reimburse Morgan Stanley for expenses reasonably incurred, including fees and expenses of legal counsel or advisors approved in advance by GE Capital, and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses in connection with the engagement of Morgan Stanley, including certain liabilities under the federal securities laws. Morgan Stanley and its affiliates have from time to time rendered, and continue to render, various investment banking services to GE Capital and its affiliates and have received, and may receive, fees for the rendering of such services. In addition, at any time, Morgan Stanley and its affiliates may actively trade Shares for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in Shares.

    We have retained Innisfree M&A Incorporated as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

    In addition, we have retained Mellon Investor Services LLC as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    17.  MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our own discretion, take any action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in those jurisdictions.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by Morgan Stanley or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    We have filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning Heller.

    We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of GE Capital, Purchaser, Heller or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                      HAWK ACQUISITION CORP.

August 3, 2001

                                   SCHEDULE I
                 DIRECTORS AND EXECUTIVE OFFICERS OF GE CAPITAL

    Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the General Electric Capital Corporation. The business address of each director and executive officer employed by the General Electric Capital Corporation is 260 Long Ridge Road, Stamford, Connecticut 06927. The business address of each director and officer employed by the General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. All other business addresses are indicated below. All executive officers and directors are citizens of the United States, except as set forth below.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                            ------------------------------------------------------------
Joan Amble....................  Ms. Amble is the Vice President and Controller of the
                                General Electric Capital Corporation since 1994. Joan has
                                held various positions within the General Electric Company in Commercial Real Estate, Corporate Finance and at the
                                Corporate Headquarters in Fairfield, CT. Prior to joining
                                the General Electric Company, Joan worked for the Financial
                                Accounting Standards Board.

Nancy E. Barton...............  Ms. Barton has been Senior Vice President, General Counsel and Secretary of the General Electric Capital Corporation
                                since September 1995 and was previously Vice President and
                                Senior Litigation Counsel at the General Electric Capital
                                Corporation. She is a Director of the General Electric
                                Capital Corporation.

Ferdinando Beccalli...........  Mr. Beccalli became Director and an Executive Vice President of the General Electric Capital Corporation on June 1, 2001,
                                transferring from General Electric Plastics where he was the
                                Vice President and General Manager of General Electric
                                Plastics-Americas. From 1993 to 1996, Mr. Beccalli served as the President of General Electric Plastics Japan Ltd. and
                                was appointed Vice President and General Manager of General
                                Electric Plastics-Americas in January 1997. Mr. Beccalli is
                                a citizen of Italy.

James R. Bunt.................  Mr. Bunt is the Vice President and Treasurer of the General
                                Electric Company, and a Director of the General Electric
                                Capital Corporation. Mr. Bunt was appointed to his position of Vice President and Treasurer in January 1994.

David L. Calhoun..............  Mr. Calhoun is President and CEO of General Electric
                                Aircraft Engines, and a Director of the General Electric
                                Capital Corporation. His business address is 1 Neumann Way,
                                Cincinnati, Ohio 45215. He has worked at the General
                                Electric Company since 1979 and prior to joining General
                                Electric Aircraft Engines in July 2000, Mr. Calhoun served as President and CEO of Employers Reinsurance Corporation,
                                President and CEO of General Electric Lighting, and
                                President and CEO of General Electric Transportation
                                Systems.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                            ------------------------------------------------------------
James A. Colica...............  Mr. Colica is the Senior Vice President of Global Risk
                                Management at the General Electric Capital Corporation. In
                                1991, Mr. Colica became Vice President, Manager of Finance in the Office of the executive vice president of the General
                                Electric Capital Corporation.

Richard D'Avino...............  Mr. D'Avino is Senior Vice President, Tax of the General
                                Electric Capital Corporation. Mr. D'Avino joined the General
                                Electric Capital Corporation in 1991 as Vice President and
                                Senior Tax Counsel, and he was appointed to his current
                                position in 1999. Mr. D'Avino also serves as Vice Chair of the General Electric Company Tax Council.

Dennis D. Dammerman...........  Mr. Dammerman is the Vice Chairman of the Board of the
                                General Electric Company and Chairman of General Electric
                                Capital Services. He has been Senior Vice President-Finance and Chief Financial Officer of the General Electric Company
                                since 1984 and was elected as a Director of the General
                                Electric Company in 1994.

Scott C. Donnelly.............  Mr. Donnelly is the Senior Vice President of Corporate
                                Research and Development (CR&D) of the General Electric
                                Company, and is a Director of the General Electric Capital
                                Corporation. Most recently, Mr. Donnelly served as Vice
                                President, Global Technology Operations for General Electric
                                Medical Systems. He joined General Electric Aerospace in
                                Syracuse, New York in 1989, and in 1995, he transferred to
                                General Electric Industrial Systems where he became the
                                General Manager, Industrial System Technology.

Michael D. Fraizer............  Mr. Fraizer is President and CEO of General Electric
                                Financial Assurance (GEFA), and has oversight responsibility for the General Electric Capital Mortgage Corporation. His
                                business address is 6604 W. Broad Street, Richmond,
                                Virginia, 23230. Mr. Fraizer is a Director of the General
                                Electric Capital Corporation. He joined General Electric
                                Capital Commercial Real Estate Financing and Services in
                                1991, as Vice President, Portfolio Acquisitions and
                                Ventures, and became President in 1993. He was named
                                President and Chief Executive Officer of GEFA in 1996.

Benjamin W. Heineman, Jr......  Mr. Heineman, Jr. became Senior Vice President, General
                                Counsel and Secretary of the General Electric Company in
                                1987. He is a Director of the General Electric Capital
                                Corporation.

Jeffrey R. Immelt.............  Mr. Immelt is the President and Chairman-Elect of the
                                General Electric Company. He became Vice President of
                                worldwide marketing and product management for General
                                Electric Appliances in 1991, Vice President and General
                                Manager of General Electric Plastics Americas commercial
                                division in 1992, and Vice President and General Manager of
                                General Electric Plastics Americas in 1993. He became Senior
                                Vice President of the General Electric Company and President
                                and Chief Executive Officer of General Electric Medical
                                Systems in 1996. Mr. Immelt became the General Electric
                                Company's President and Chairman-Elect in 2000.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                            ------------------------------------------------------------
Robert L. Lewis...............  Mr. Lewis is President and Chief Executive Officer of
                                General Electric Capital Services Structured Finance Group
                                (SFG) as well as an officer of the General Electric Capital
                                Corporation and a Vice President of the General Electric
                                Company. Mr. Lewis was appointed as President of SFG in
                                1989.

John H. Myers.................  Mr. Myers is President and Chairman of the Board of General
                                Electric Investment Corporation, and is a Director of the
                                General Electric Capital Corporation. His business address is 3003 Summer Street, Stamford Connecticut 06905. He has
                                been with General Electric Investments since 1986, most
                                recently as Executive Vice President.

Denis J. Nayden...............  Mr. Nayden is Chairman and Chief Executive Officer of the
                                General Electric Capital Corporation. Mr. Nayden was named
                                President and Chief Executive Officer of the General
                                Electric Capital Corporation in 1998. He had been President and Chief Operating Officer since 1994.

Michael A. Neal...............  Mr. Neal is President and Chief Operating Officer of the
                                General Electric Capital Corporation, a Director of General
                                Electric Capital Corporation and a member of the Advisory
                                Committee, Penske Truck Leasing Co., L.P. Mr. Neal was
                                appointed Executive Vice President of the General Electric
                                Capital Corporation in 1994.

David R. Nissen...............  Mr. Nissen is currently the President and CEO of Global
                                Consumer Finance (GCF), a position he has held for longer
                                than the past five years.

James A. Parke................  Mr. Parke is Vice Chairman and Chief Financial Officer of
                                General Electric Capital Services, and is a Director of the
                                General Electric Capital Corporation. In November 1989, Mr.
                                Parke became Senior Vice President and Chief Financial
                                Officer of General Electric Capital Services. Mr. Parke was
                                named Executive Vice President and Chief Financial Officer in April 1999.

Ronald R. Pressman............  Mr. Pressman is President and Chief Executive Officer of the
                                Employers Reinsurance Company, and is a Director of the
                                General Electric Capital Corporation. His business address is 5200 Metcalf, Overland Park, Kansas 66204. Mr. Pressman
                                was responsible for General Electric Power System's Global
                                Marketing, Product Planning and Power Plant business units during 1995 and 1996. In January, 1997 he was appointed
                                President and CEO, General Electric Capital Real Estate.

Gary M. Reiner................  Mr. Reiner is Senior Vice President and Chief Information
                                Officer of the General Electric Company, a position he has held since 1996. He also serves as the Chairman of General
                                Electric Information Services, which includes General
                                Electric Global eXchange and General Electric Interbusiness
                                Operations. Mr. Reiner is a Director of the General Electric
                                Capital Corporation.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                            ------------------------------------------------------------
John M. Samuels...............  Mr. Samuels has been Vice President and Senior Counsel for
                                Tax Policy and Planning of the General Electric Company
                                since 1988. He is a Director of the General Electric Capital
                                Corporation and of General Electric Financial Services. Mr.
                                Samuels was also an Adjunct Professor of Taxation at Yale
                                Law School from 1991-1999.

Marc J. Saperstein............  Mr. Saperstein is Senior Vice President of Human Resources
                                at the General Electric Capital Services. In January 1993,
                                he joined General Electric Medical Systems as Manager --
                                Global Human Resources. He was appointed a General Electric
                                Company Officer and named Vice President and General Manger
                                -- Global Human Resources in June 1998. In July 1999 Mr.
                                Saperstein was promoted to Senior Vice President of Human
                                Resources for General Electric Capital Services.

Keith S. Sherin...............  Mr. Sherin has been Senior Vice President, Finance, and
                                Chief Financial Officer of the General Electric Company
                                since 1998. He is a Director of the General Electric Capital
                                Corporation. In 1995, Mr. Sherin joined General Electric
                                Medical Systems (GEMS) as Manager -- Global Finance and
                                Financial Services and was promoted to Vice President --
                                Finance & Financial Services Operation for GEMS in June
                                1996.

Edward D. Stewart.............  Mr. Stewart is an Executive Vice President of the General
                                Electric Capital Corporation, and is a Director of the
                                General Electric Capital Corporation. He was named to his
                                current position in 1992.

John F. Welch, Jr.............  Mr. Welch is the Chairman and Chief Executive Officer of the
                                General Electric Company. He joined the company in 1960 and was elected Chairman and named Chief Executive Officer in
                                1981.

Jeffrey S. Werner.............  Mr. Werner is Senior Vice President, Corporate Treasury and
                                Global Funding Operation of the General Electric Capital
                                Corporation. He has held the position since 1992.

Robert C. Wright..............  Mr. Wright is the Chairman and Chief Executive Officer of
                                the National Broadcasting Company, Inc., and the Vice
                                Chairman of the Board and Executive Officer of the General
                                Electric Company. His business address is 30 Rockefeller
                                Plaza, New York, New York 10112. He joined the General
                                Electric Company in 1969 and in 1986 was elected to his
                                current position of President and Chief Executive officer of
                                National Broadcasting Company, Inc. In 2000, he was also
                                elected Vice Chairman of the Board and Executive Officer of the General Electric Company.

                                  SCHEDULE II
                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The business address of each director and executive officer is c/o Hawk Acquisition Corp., 260 Long Ridge Road, Stamford, Connecticut 06927. All executive officers and directors are citizens of the United States, except as set forth below.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                          MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                   ------------------------------------------------------------
Nancy E. Barton......................  Ms. Barton is Vice President and Secretary of Purchaser, and
                                       is also a Director of Purchaser. Same positions as above in
                                       Schedule I.

Mark H.S. Cohen......................  Mr. Cohen is the President of Purchaser and is also a
                                       Director of Purchaser. Mr. Cohen is also Vice President,
                                       Business Development, Americas of the General Electric
                                       Capital Corporation and was appointed to his current
                                       position in 2000. Mr. Cohen joined the General Electric
                                       Capital Corporation in 1994 as Managing Director, Strategic
                                       Planning and Business Development of the Financial Guaranty
                                       Insurance Company. From 1998 until 2000 he served as
                                       Executive Vice President, Strategic Planning and Business
                                       Development of GE Capital Aviation Services. Mr. Cohen is a
                                       citizen of the United States and the United Kingdom.

Michael A. Neal......................  Mr. Neal is Vice President of Purchaser and is also a
                                       Director of Purchaser. Same positions as above in
                                       Schedule I.

James A. Parke.......................  Mr. Parke is Vice President of Purchaser. Same positions as above in Schedule I.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Heller or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

              BY MAIL:                           BY HAND:                    BY OVERNIGHT DELIVERY:

    Mellon Investor Services LLC       Mellon Investor Services LLC       Mellon Investor Services LLC
      Reorganization Department          Reorganization Department          Reorganization Department
            P.O. Box 3301                120 Broadway, 13th Floor              85 Challenger Road
     South Hackensack, NJ 07606             New York, NY 10271                 Mail Stop -- Reorg
                                                                            Ridgefield Park, NJ 07660

                           BY FACSIMILE TRANSMISSION
                       (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (201) 296-4293

                           TO CONFIRM (CALL COLLECT):
                                 (201) 296-4860

    You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             [INNISFREE, INC. LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833

                      THE DEALER MANAGER FOR THE OFFER IS:
                                 MORGAN STANLEY

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4962